EXECUTION COPY

Throwdown Industries Holdings, LLC
Throwdown Industries, LLC
Throwdown Industries, INC.

NOTE PURCHASE AGREEMENT

Dated as of June 10, 2014

Throwdown Industries Holdings, LLC
Throwdown Industries, LLC
Throwdown Industries, INC.

14.00% Senior Secured Fixed Rate Notes due 2017

NOTE PURCHASE AGREEMENT

June 10, 2014

PIMCO Funds: Private Account Portfolio Series: PIMCO High Yield Portfolio
c/o
Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, California 92660

Ladies and Gentlemen:

Throwdown Industries Holdings, LLC, a Delaware limited liability company (“Holdings”), Throwdown Industries, LLC, a Delaware limited liability company (“TD LLC”), and Throwdown Industries, INC., a California corporation (“TDI” and, together with Holdings and TD LLC, each, an “Obligor” and, collectively, the “Obligors”), hereby jointly and severally agrees with PIMCO Funds: Private Account Portfolio Series: PIMCO High Yield Portfolio, a separate investment portfolio of PIMCO Funds, a Massachusetts business trust (the “Purchaser”), as follows:

Section 1.          Authorization of Notes. The Obligors have authorized the issue of $2,500,000.00 aggregate principal amount of its 14.00% Senior Secured Fixed Rate Notes due June 12, 2017 (collectively, the “Notes”, such term also to include any Notes which may be duly issued in exchange therefor or in replacement thereof as provided in this Note Purchase Agreement). The Notes shall be substantially in the form set out in Exhibit A, with such changes therefrom, if any, as may be approved by the Purchaser and the Obligors. Certain capitalized terms used in this Agreement are defined in Exhibit B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended, supplemented or otherwise modified.

Section 2.          Issue of Notes.

(a)          Interest. The Notes will be dated the date of delivery thereof, and will bear interest at the rate of 14.00% per annum, payable in arrears on the 20th day of each calendar month, commencing on July 20, 2014, and on the maturity date and each other date on which principal is due and payable, or, if any such day is not a Business Day, the immediately succeeding Business Day (each, a “Payment Date”); provided, that unless a Default or an Event of Default has occurred or Holdings, on behalf of the Obligors, otherwise elects by written notice to the Purchaser no later than 10 Business Days prior to a Payment Date, the Obligors shall pay cash interest for each Payment Date at a per annum rate of 9.00%, and the additional interest that otherwise would have been payable in cash on the applicable Payment Date shall instead be added to the outstanding principal balance of the Notes. Accrued interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(b)          Principal. The entire outstanding principal balance of the Notes shall be due and payable on June 12, 2017, or such earlier date on which the Notes are accelerated pursuant to Section 17 following an Event of Default or subject to optional redemption by Holdings, on behalf of the Obligors, in accordance with Section 2(c) below.

(c)          Redemption. Holdings, on behalf of the Obligors, may redeem the Notes, in whole or in part, at any time, at its option, at a redemption price equal to the Applicable Percentage of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of Notes to be redeemed to, but excluding, the redemption date. If less than all of the Notes are to be redeemed, the Notes shall be redeemed on a pro rata basis. The “Applicable Percentage” means (i) in the case of a redemption on or prior to June 12, 2016, 107% or (ii) in the case of a redemption after June 12, 2016, 100%.

Notice of any such redemption must be mailed by first-class mail or electronically delivered to the registered holder of the Notes to be redeemed no less than 30 days prior to the redemption date and shall specify the designated redemption date and the aggregate principal amount to be redeemed thereon. Notice of redemption having been given, the Notes to be so redeemed shall, on the redemption date, become due and payable at the redemption price provided for herein, and from and after such date (unless the Obligors shall default in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest. In the event of redemption of the Notes in part only, new Notes for the unredeemed portion thereof will be issued in the name of the Purchaser.

(d)          Use of Proceeds. The Obligors shall use the proceeds of the initial issuance of the Notes on the Closing Date as follows: (i) on the Closing Date, the Obligors shall pay in full all obligations of the Obligors under the Membership Transfer Agreement, dated April 24, 2014, between Windsor Court Holdings, LLC, a Delaware limited liability company, and Holdings; (ii) on the Closing Date or, if later, within one (1) Business Day following presentation of an invoice therefor, the Obligors shall pay the legal fees and expenses of Latham & Watkins LLP in accordance with the Expense Letter; and (iii) within ten (10) Business Days of the Closing Date or, if later, within five (5) Business Days of receiving notice from the Internal Revenue Service of the final amount due, Holdings shall, in accordance with the proposed Offer in Compromise to the Internal Revenue Service, pay in full all obligations of the Obligors owing to the Internal Revenue Service.

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Section 3.          Sale and Purchase of Notes. Each of the Obligors, jointly and severally, agrees to sell Notes to the Purchaser and, subject to the terms and conditions hereof and in reliance on the representations and warranties of the Obligors contained herein, the Purchaser agrees to purchase Notes from the Obligors, in each case, on the Closing Date and with an initial outstanding principal balance of $1,500,000. In addition, on each of two Business Days after the Closing Date (but no later than June 12, 2016), as specified by Holdings, on behalf of the Obligors, by at least ten (10) Business Days’ prior written notice (each, a “Subsequent Draw Date”), the Obligors shall have the right to increase the then-current outstanding principal balance of the Notes and, subject to the terms and conditions hereof and in reliance on the representations and warranties of the Obligors contained herein, the Purchaser agrees that it shall fund such increase, in each case, on such Subsequent Draw Date and in an amount equal to $500,000. Any such increase shall be evidenced by a new Note issued in the name of the Purchaser for the new outstanding principal balance of the Notes after giving effect to such increase.

Section 4.          Closing. Delivery of the Notes to be purchased by the Purchaser shall be made at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 at 10:00 A.M., New York time on the Closing Date and, if applicable, each Subsequent Draw Date, by Holdings, on behalf of the Obligors, delivering to the Purchaser, printed Notes dated such date and in an aggregate principal amount of $1,500,000 (in the case of the Closing Date) or the outstanding principal balance of the Notes after giving the effect to the related increase (in the case of a Subsequent Draw Date), in each case, against payment therefor by delivery by the Purchaser to the Obligors of immediately available funds in the aggregate amount of $1,500,000 (in the case of the Closing Date) or the amount of the related increase in the outstanding principal balance of the Notes (in the case of a Subsequent Draw Date) by wire transfer to the following account:

Bank Name: Wells Fargo Bank, N.A.
Beneficiary: Throwdown Industries Holdings, LLC
Address: 420 Montgomery, San Francisco, CA 94104
ABA Routing Number: 121000248
Account Number: 2145477770

The Notes so delivered shall be registered in the Purchaser’s name or otherwise as the Purchaser shall have advised Holdings in writing not less than one Business Day prior to the Closing Date or Subsequent Draw Date, as the case may be.

Section 5.          Conditions to Initial Closing. The Purchaser’s obligation to purchase and pay for the Notes to be sold by the Obligors to the Purchaser on the Closing Date is subject to the fulfillment to the Purchaser’s satisfaction, on or prior to the Closing Date, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Obligors in this Agreement and the other Transaction Documents shall be true and correct on the Closing Date.

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(b)          Performance; No Default. Each of the Obligors shall have performed and complied with all agreements and conditions contained in this Agreement and each other Transaction Document required to be performed or complied with by it on or prior to the Closing Date and, after giving effect to the issue and sale of the Notes to be issued on the Closing Date, no Default or Event of Default shall have occurred and be continuing. As of the Closing Date, no event or circumstance has occurred that may have a Material Adverse Effect.

(c)          Officer’s Certificate. Each of the Obligors shall have delivered to the Purchaser an officer’s certificate, dated as of the Closing Date, certifying that the conditions specified in Sections 5(a), 5(b), 5(e), 5(h) and 5(i) have been fulfilled.

(d)          Secretary’s Certificate. The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Obligor certifying:

(i)          that attached thereto are true and complete copies of all resolutions and other consents adopted by such Obligor authorizing and approving the execution, delivery, filing and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions and consents are in full force and effect as of the Closing Date and are all the resolutions and consents adopted in connection with the transactions contemplated hereby and thereby;

(ii)         that attached thereto are true and complete copies of the certificate of incorporation or formation and by-laws or limited liability company agreement of such Obligor and that such organizational documents are in full force and effect as of the Closing Date;

(iii)        the names and signatures of the officers of such Obligor authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder; and

(iv)         that attached thereto are true and complete copies of good standing certificates (or their equivalent) for such Obligor from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Obligor is organized and a foreign qualification certificate (or its equivalent) for such Obligor from the secretary of state or similar Governmental Authority of each jurisdiction in which such Obligor has qualified, or is required to qualify, to do business as a foreign corporation.

(e)          Changes in Structure. No Obligor shall have changed its jurisdiction of formation or been a party to any merger or consolidation and no Obligor shall have succeeded to all or any substantial part of the liabilities of any other entity.

(f)          Legal Opinion. The Purchaser shall have received an opinion of counsel to the Obligors in form and substance satisfactory to the Purchaser.

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(g)          Documents. The Purchaser shall have received duly executed copies of this Agreement, the Notes and each of the other Transaction Documents and original or copies of such other documents as the Purchaser may reasonably request.

(h)          No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement or any other Transaction Document illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder or thereunder to be rescinded following completion thereof.

(i)          Authorization and Consents. The Purchaser shall have received duly executed copies of all approvals, consents, filings and waivers necessary to complete the transactions contemplated herein and in the other Transaction Documents.

Section 6.          Conditions to Subsequent Draw. The Purchaser’s obligation to purchase and pay for any increase in the outstanding principal balance of the Notes on a Subsequent Draw Date is subject to the fulfillment to the Purchaser’s satisfaction, on or prior to such Subsequent Draw Date, of the following conditions:

(a)          Stockholder’s or Member’s Equity. The consolidated stockholder’s equity or member’s of Holdings and its consolidated subsidiaries, as defined according to GAAP, shall be no less than a deficit of $800,000 (i.e., such equity shall be positive or, if a deficit, such deficit shall not exceed $800,000) as of the date of determination of the most recent financial statements of Holdings and its consolidated subsidiaries delivered to Purchaser pursuant to Section 9, which date of determination shall be no more than thirty (30) days prior to such Subsequent Draw Date. The amount detailed in this Section 6(a) excludes any effect of the stockholder’s or member’s equity derived from the value of the Warrant.

(b)          Representations and Warranties. The representations and warranties of each of the Obligors in this Agreement and the other Transaction Documents shall be true and correct on such Subsequent Draw Date.

(c)          Performance; No Default. Each of the Obligors shall have performed and complied with all agreements and conditions contained in this Agreement and each other Transaction Document required to be performed or complied with by it on or prior to such Subsequent Draw Date and, after giving effect to the increase in the outstanding principal balance of the Notes on such Subsequent Draw Date, no Default or Event of Default shall have occurred and be continuing. As of such Subsequent Draw Date, no event or circumstance has occurred that may have a Material Adverse Effect.

(d)          Officer’s Certificate. Each of the Obligors shall have delivered to the Purchaser an officer’s certificate, dated such Subsequent Draw Date, certifying that the conditions specified in Sections 6(a), 6(b), 6(c), 6(e), 6(f) and 6(g) have been fulfilled.

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(e)          Changes in Structure. No Obligor shall not have changed its jurisdiction of formation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity.

(f)          No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement or any other Transaction Document illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder or thereunder to be rescinded following completion thereof.

(g)          Authorization and Consents. The Purchaser shall have received duly executed copies of all approvals, consents, filings and waivers necessary to complete the transactions contemplated herein and in the other Transaction Documents.

Section 7.          Representations and Warranties by the Obligors. The Obligors jointly and severally represent and warrant to the Purchaser as of the date hereof, as of the Closing Date and as of each Subsequent Draw Date that, except as disclosed in writing to the Purchaser prior to the date hereof:

(a)          Organization; Power and Authority. Each Obligor is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of the state of California or Delaware, as the case may be, and has full company power and authority to (i) enter into this Agreement and the other Transaction Documents to which such Obligor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and (ii) own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each Obligor is duly licensed or qualified to do business and is in good standing in each jurisdiction, as set forth in Schedule II, in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

(b)          Authorization, etc. This Agreement and any other Transaction Document to which any of the Obligors is a party, the performance by the Obligors of their respective obligations hereunder and thereunder and the consummation by the Obligors of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Obligor, and this Agreement and each other Transaction Document has been duly executed and delivered by the Obligors and constitutes a legal, valid and binding obligation of the Obligors enforceable against the Obligors in accordance with its terms.

(c)          Compliance with Laws, Other Instruments, etc. The Obligors have complied, and are now complying, with all Laws applicable to them or their respective businesses, properties or assets. The execution, delivery and performance by the Obligors of this Agreement and each other Transaction Document will not:

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(i)          contravene, result in any breach of, or constitute a default under, or result in the creation of any Encumbrance in respect of any property of any Obligor under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or its organizational documents or any other agreement or instrument to which any Obligor is bound or by which any Obligor or any of its properties may be bound or affected;

(ii)         conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or its property; or

(iii)        violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Obligor.

All Permits required for the Obligors to conduct their respective businesses have been obtained by them and are valid and in full force and effect. All fees and charges with respect to such Permits have been paid in full. Schedule IX lists all current Permits issued to any of the Obligors, including with respect to each Obligor, the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule IX.

(d)          Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by any of the Obligors of this Agreement or any other Transaction Document.

(e)          Private Offering by the Obligors. None of the Obligors nor anyone acting on their behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchaser. None of the Obligors nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of the Securities Act.

(f)          Litigation; Observance of Agreements, Statutes and Orders. There are no actions, suits or proceedings pending or, to the Knowledge of any of the Obligors, threatened against any of the Obligors or any outstanding Governmental Orders affecting any of the Obligors or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could if adversely determined, have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by, or sought from, any court or other Governmental Authority purporting or seeking to enjoin or restrain the execution, delivery or performance of this Agreement or any other Transaction Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

No Obligor is (i) in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (ii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority.

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(g)          Financial Statements. Included hereto as Exhibit C, Holdings’ Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, and (ii) are based on the books and records of Holdings and its consolidated subsidiaries, and fairly present the financial condition of Holdings and its consolidated subsidiaries as of the respective dates they were prepared and the results of the operations of Holdings and its consolidated subsidiaries for the periods indicated.

(h)          Undisclosed Liabilities. Except as set forth on Schedule XII, no Obligor has any Liabilities.

(i)          Absence of Certain Changes, Events and Conditions. Since December 31, 2013, there has not been, with respect to any Obligor, any:

(i)          event, occurrence or development that has had, or could have, individually or in the aggregate, a Material Adverse Effect;

(ii)         amendment of the charter, by-laws or other organizational documents of such Obligor;

(iii)        split, combination or reclassification of any shares of its Equity Interests;

(iv)         issuance, sale or other disposition of any of its Equity Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests;

(v)          declaration or payment of any dividends or distributions on or in respect of any of its Equity Interests or redemption, purchase or acquisition of its Equity Interests;

(vi)         material change in any method of accounting or accounting practice of such Obligors;

(vii)        incurrence, assumption or guarantee of any Indebtedness except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(viii)      transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Financial Statements or cancellation, discharge or payment of any material debts, liens or entitlements;

(ix)         transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property, other than licenses granted in the ordinary course of business and consistent with past practice to manufacturers to produce products bearing Obligor logos;

(x)          any capital investment in, or any loan to, any other Person;

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(xi)         acceleration, termination, material modification or amendment to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which such Obligor is a party or by which it is bound;

(xii)        any material Capital Expenditures;

(xiii)      imposition of any Encumbrance upon any of such Obligor’s properties, capital stock or assets, tangible or intangible;

(xiv)        adoption, modification or termination of any: (A) material employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (B) Benefit Plan or (C) collective bargaining or other agreement with a Union, in each case whether written or oral;

(xv)         any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, members, directors, officers and employees;

(xvi)        entry into a new line of business or abandonment or discontinuance of existing lines of business;

(xvii)      adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xviii)     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(xix)        any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(j)          Taxes. Each Obligor:

(i)          has timely filed all Tax Returns that it was required to file. All such Tax Returns were complete and correct in all respects. All Taxes due and owing by any Obligor (whether or not shown on any Tax Return) have been timely paid;

(ii)         has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law;

(iii)        has not been given or requested any extensions or waivers of statutes of limitations with respect to any Taxes of any Obligor;

(iv)         fully paid all deficiencies asserted, or assessments made, against any Obligor as a result of any examinations by any taxing authority;

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(v)          is not a party to any Action by any taxing authority, and there are no pending or threatened Actions by any taxing authority against any Obligor;

(vi)         has delivered to the Purchaser copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any Obligor for all Tax periods ending after December 31, 2009;

(vii)        has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes; and

(viii)      has no Liability for Taxes of any Person (other than an Obligor) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(k)          Use of Proceeds. No Obligor is and, after giving effect to the sale of the Notes and the receipt of the proceeds therefrom, no Obligor will be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(l)          Foreign Assets Control Regulations, etc. None of the Obligors nor, to the Knowledge of the Obligors, any officer, agent, employee or Affiliate of any Obligor is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and no Obligor will use the proceeds of the Notes or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(m)          Material Contracts. Schedule VI lists each Material Contract for each Obligor. Each Material Contract is valid and binding on the applicable Obligor in accordance with its terms and is in full force and effect. None of the Obligors nor, to the Knowledge of any Obligor, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract for any Obligor. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchaser.

(n)          Title to Assets, Real Property. Each applicable Obligor has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the date thereof. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

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(i)          liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Financial Statements;

(ii)         mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Obligors; or

(iii)        easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Obligors.

Schedule III lists (A) the street address of each parcel of Real Property; (B) if such property is leased or subleased by an Obligor, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (C) the current use of such property. With respect to owned Real Property, each Obligor has delivered or made available to the Purchaser true, complete and correct copies of the deeds and other instruments (as recorded) by which such Obligor acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of any Obligor and relating to the Real Property.

With respect to leased Real Property, each Obligor has delivered or made available to the Purchaser true, complete and correct copies of any leases affecting the Real Property. No Obligor is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the applicable Obligor’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the applicable Obligor. There are no Actions pending nor, to the Knowledge of any Obligor, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(iv)         Intellectual Property. Schedule IV lists all Obligor Intellectual Property that is subject to the Obligor Intellectual Property Registrations including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing or used in or necessary for any Obligor’s current or planned business or operations. All (A) required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing; (B) right, title and interest in and to the Obligor Intellectual Property, is owned by the applicable Obligor, exclusively and is free and clear of Encumbrances; and (C) Obligor Intellectual Property is free of any infringements, violations or misappropriations.

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Each Obligor is in full compliance with all legal requirements applicable to the Obligor Intellectual Property and such Obligor’s ownership and use thereof.

Schedule IV lists all licenses, sublicenses and other agreements whereby any Obligor is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for any Obligor’s current or planned business or operations. All such agreements are valid, binding and enforceable between the applicable Obligor and the other parties thereto, and such Obligor and such other parties are in full compliance with the terms and conditions of such agreements.

The Obligor Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Obligors or proposed to be used, and the Obligors’ conduct of their respective business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. No Obligor has received any communication, and no Action has been instituted, settled or, to any Obligor’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Obligor Intellectual Property is subject to any outstanding Governmental Order.

Schedule IV lists all licenses, sublicenses and other agreements pursuant to which any Obligor grants rights or authority to any Person with respect to any Obligor Intellectual Property or Licensed Intellectual Property. All such agreements are valid, binding and enforceable between the applicable Obligor and the other parties thereto, and such Obligor and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Obligor Intellectual Property.

(o)          Inventory. All inventory of each Obligor, whether or not reflected on the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the applicable Obligor free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the applicable Obligor.

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The accounts receivable reflected on the Financial Statements and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the applicable Obligor involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (ii) constitute only valid, undisputed claims of the applicable Obligor not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (iii) subject to a reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the date thereof, on the accounting records of the applicable Obligor, are collectible in full within 30 days after billing. The reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the date thereof, on the accounting records of the Obligors have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(p)          Customers and Suppliers. Schedule VII sets forth each Material Customer and each Material Supplier. No Obligor has received any notice, and no Obligor has any reason to believe, that any Material Customer or Material Supplier has ceased, or intends to cease on or after the date hereof, to use any Obligor’s goods or services, or supply goods or services to any Obligor, or to otherwise terminate or materially reduce its relationship with any Obligor.

(q)          Insurance. Schedule VIII sets forth a true and complete list of all Insurance Policies and true and complete copies of such Insurance Policies have been made available to the Purchaser. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Obligors nor any of their respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Obligors and are sufficient for compliance with all applicable Laws and Contracts to which any Obligor is a party or by which it is bound. There are no claims related to the business of the any Obligor pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

(r)          Environmental Matters. Each of the Obligors jointly and severally represents and warrants the following regarding environmental matters:

(i)          Each Obligor is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (A) Environmental Notice or Environmental Claim; or (B) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the date this representation is made.

(ii)         Each Obligor has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Schedule V) necessary for the ownership, lease, operation or use of the business or assets of such Obligor and all such Environmental Permits will be in full force and effect through the date this representation is made in accordance with Environmental Law, and no Obligor is aware of any condition, event or circumstance that might prevent or impede, after the date hereof, the ownership, lease, operation or use of the business or assets of any Obligor as currently carried out.

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(iii)        No real property currently or formerly owned, operated or leased by any Obligor is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(iv)         There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of any Obligor or any real property currently or formerly owned, operated or leased by any Obligor, and no Obligor has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of any Obligor (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Obligor.

(v)          No Obligor has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(vi)         No Obligor is aware of, nor does any Obligor reasonably anticipate, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of any Obligor as currently carried out.

(vii)        Schedule V contains (A) a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by any Obligor and (B) a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Obligor and any predecessors of any Obligor as to which any Obligor may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Obligor has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Obligor.

(viii)      The Obligors have listed in Schedule V and provided or otherwise made available to the Purchaser (A) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Obligors or any currently or formerly owned, operated or leased real property which are in the possession or control of any Obligor related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (B) any and all material documents concerning planned or anticipated Capital Expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

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(s)          Employee Benefit Matters. Schedule X contains a true and complete list of each Benefit Plan. With respect to each Benefit Plan, the Obligors has made available to the Purchaser accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; and (iii) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service.

Each Benefit Plan, other than any Multiemployer Plan, has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Qualified Benefit Plan is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any Obligor to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. There is no pending or, to any Obligor’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits).

None of the Obligors nor any of their respective ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

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With respect to each Benefit Plan, except as otherwise disclosed on Schedule X, (i) no such plan is a Multiemployer Plan, and all contributions required to be paid by any Obligor or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no such plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

Except as otherwise disclosed on Schedule X, other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and none of the Obligors nor any of their respective ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual.

Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of any Obligor to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of any Obligor to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

(t)          Employment Matters. Except as otherwise disclosed on Schedule XI, (i) all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of any Obligor for services performed on or prior to the date this representation is made have been paid in full (or accrued in full on the balance sheet contained in the Financial Statements) and there are no outstanding agreements, understandings or commitments of any Obligor with respect to any employment, compensation, commissions or bonuses; (ii) no Obligor is, and no Obligor has ever been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has never been, any Union representing or purporting to represent any employee of any Obligor, and, to each Obligor’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining; (iii) there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Obligor or any of its employees; no Obligor has any duty to bargain with any Union; (iv) each Obligor is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on Schedule XI, all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance; (v) all individuals characterized and treated by any Obligor as independent contractors or consultants are properly treated as independent contractors under all applicable Laws; (vi) all employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified; and (vii) there are no Actions against any Obligor pending, or to the Knowledge of any Obligor, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of any Obligor, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

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(u)          Books and Records. The minute books and stock record books of the each Obligor, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of each Obligor contain, in all material respects, accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the applicable Obligor, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

(v)          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Obligor.

(w)          Foreign Corrupt Practices Act. None of the Obligors nor, to the Knowledge of any Obligor, any other person associated with or acting on behalf of any Obligor, including, without limitation, any director, officer, agent, employee or Affiliate of any Obligor has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; and each Obligor has instituted and maintains policies and procedures designed to ensure compliance therewith.

(x)          Transactions with Affiliates. There are no Contracts or other transactions between or among any of the Obligors, on the one hand, and any officer, director, employee, present or former stockholder (including any spouse, parent, sibling, descendants (including adoptive relationships and stepchildren) of any such natural persons, or trust or other entity in which any such natural persons or such other individuals owns or otherwise holds any beneficial interest in) or Affiliate of any of the Obligors, on the other hand.

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(y)          Full Disclosure. No representation or warranty by any Obligor in this Agreement, any other Transaction Document or any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement or any other Transaction Document contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(z)          Pledge Agreement. The Pledge Agreement is effective to create in favor of the Purchaser legal, valid and enforceable Encumbrances on, and security interests in, the Collateral and, when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable laws, the Pledge Agreement will constitute a fully perfected first priority Encumbrance on, and a security interest in, all right, title and interest of each Obligor in such Collateral subject to no other Encumbrances other than Permitted Encumbrances.

Section 8.          Representations and Warranties by the Purchaser. The Purchaser represents and warrants to each Obligor that it is acquiring the Notes for its own account for investment. Each Purchaser, individually as to itself, agrees that if it should in the future determine to transfer, sell, assign, pledge, hypothecate or otherwise dispose of the Notes, or any interests therein, such transfer, sale or other disposition shall not be made in violation of Section 5 of the Securities Act.

Section 9.          Affirmative Covenants. Unless the Obligors have received the prior written consent or waiver of the Purchaser, each Obligors jointly and severally shall comply with and be subject to each of the following covenants:

(a)          Annual Financial Statements. Within 90 days after the end of each fiscal year of Holdings, Holdings shall deliver to the Purchaser copies of its consolidated financial statements consisting of a balance sheet of Holdings and its consolidated subsidiaries as at the end of such fiscal year and statements of income, stockholders’ equity and cash flows of Holdings and its consolidated subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year (if applicable), certified by and containing an opinion, unqualified as to scope, of a firm of independent certified public accountants selected by Holdings and acceptable to the Purchaser.

(b)          Quarterly Financial Statements. Within 45 days after the end of each of the first three quarters of each fiscal year of Holdings, Holdings shall deliver to the Purchaser copies of financial statements consisting of consolidated balance sheets of Holdings and its consolidated subsidiaries as at the end of such quarter and statements of income, stockholders’ equity and cash flows of Holdings and its consolidated subsidiaries for each such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year (if applicable), all in reasonable detail and certified (subject to normal year-end audit adjustments) by a senior financial officer of Holdings as having been prepared in accordance with GAAP.

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(c)          Board Minutes. Each Obligor shall promptly deliver to the Purchaser copies of the minutes of each meeting of the board of directors or other governing body of such Obligor, each action taken by written consent of the members or stockholders, the board of directors or other governing body and any committees of the board of directors or other governing body of such Obligor, all of which shall be complete and correct and maintained in accordance with sound business practices, and no meeting, or action taken by written consent, of any such stockholders, board of directors, other governing body or committee shall be held for which minutes are not prepared.

(d)          Observation Rights. Each Obligor shall timely notify the Purchaser in advance of each meeting of the board of directors or other governing body of such Obligor, to provide, at the time of distribution thereof, any materials distributed to such board of directors or other governing body in connection with such meeting and to afford one or more representatives of the Purchaser the opportunity to be present at each such meeting, in person or by telephone at the option of the Purchaser.

(e)          Corporate Existence, etc. Each Obligor shall at all times maintain (i) under the Laws of the state of California or Delaware, as the case may be, its valid company existence and good standing, (ii) its due license and qualification to do business and good standing in each jurisdiction set forth on Schedule II and, following the date of this Agreement, each other jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary and (iii) all Permits necessary to the conduct of its businesses.

(f)          Compliance with Law. Each Obligor shall comply with all Laws applicable to it or its business, properties or assets.

(g)          Contractual Obligations. Each Obligor shall (i) comply with all contractual obligations, unless and to the extent such obligations are being contested in good faith by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books and financial statements of such Obligor for such obligations; and (ii) perform and observe all of its obligations and covenants set forth in each of the Transaction Documents.

(h)          Payment of Taxes, Fees and Claims. Each Obligor shall (i) pay and discharge all Taxes due and owing by such Obligor before the same becomes delinquent and before penalties accrue thereon, unless and to the extent such Taxes are being contested in good faith by appropriate procedures and adequate accruals or reserves (as determined in accordance with GAAP) have been established on the books and financial statements of such Obligor for such Taxes; (ii) pay when due all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax). Each Obligor shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Purchaser shall cooperate with respect thereto as necessary); (iii) pay and discharge all claims for labor, material and supplies which, if unpaid and delinquent, would become under applicable Law a Lien upon property of any Obligor, unless and to the extent such claims are being contested in good faith by appropriate procedures and adequate accruals or reserves (as determined in accordance with GAAP) have been established on the books and financial statements of the Obligors for such claims.

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(i)          Maintenance of Assets, Insurance, and Records; Inspection. Each Obligor shall (i) maintain and keep its properties and assets in good repair, working order and condition, ordinary wear and tear excepted; (ii) maintain with financially sound and reputable insurance companies (x) property and casualty and other insurance covering risks and hazards of such types and in such amounts as are customary for adequately-insured companies of similar size engaged in similar industries and lines of business, and (y) directors and officers liability insurance with coverage of no less than $1,000,000 per occurrence/in an amount per occurrence and on terms and conditions satisfactory to the Purchaser; and (iii) keep adequate books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements, which books, accounts and records shall fairly present the financial condition and results of operations of the Obligors. Such books, accounts and records shall be available for inspection by one or more representatives of the Purchaser during normal business hours and upon not less than three (3) Business Days’ prior notice.

(j)          Other Covenants. Each Obligor shall (i) own, exclusively or jointly with other Persons, all right, title and interest in and to, or have a valid license for, and shall maintain all Intellectual Property necessary to the conduct of its business, free and clear of Encumbrances, (ii) enter into and maintain in full force and effect binding, written agreements with every current and former employee of such Obligor, and with every current and former independent contractor, whereby such employees and independent contractors (x) assign to the applicable Obligor any ownership interest and right they may have in the Obligor Intellectual Property and (y) acknowledge the applicable Obligor’s exclusive ownership of all Obligor Intellectual Property, and (iii) remain in full compliance with all legal requirements applicable to the Obligor Intellectual Property and the applicable Obligor’s ownership and use thereof.

Section 10.         Negative Covenants. Each Obligor jointly and severally covenants that so long as any of the Notes are outstanding:

(a)          Merger, Consolidation, etc. No Obligor will consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless

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(i)          the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of such Obligor as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia) with a net worth equal to or in excess of such Obligor immediately following the consummation of such transaction, and such Person shall have (x) executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (y) caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel satisfactory to the Purchaser, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(ii)         immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of all or substantially all of the assets of any Obligor shall have the effect of releasing any Obligor or any successor thereof that shall theretofore have become such in the manner prescribed in this Section 10(a) from its liability under this Agreement or the other Transaction Documents.

(b)          No Other Indebtedness. No Obligor will incur, assume, become liable in respect of or suffer to exist any Indebtedness other than (i) the Notes and (ii) as otherwise approved in writing by the Purchaser.

(c)          Liens. No Obligor will cause or permit (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to an Encumbrance; provided, that an Obligor may create or incur or suffer to be created or incurred or to exist:

(i)          Encumbrances to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

(ii)         Encumbrances on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the applicable Obligor shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(iii)        Encumbrances of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 90 days from the date of creation thereof in respect of obligations not overdue;

(iv)         Encumbrances on real estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor liens; provided, that none of such liens interferes materially with the use of the property affected in the ordinary conduct of the business of such Obligor;

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(v)          purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness, incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired; and

(vi)         liens in favor of and for the benefit of the Purchaser.

(d)          Restricted Payments. No Obligor will, directly or indirectly, declare, pay, or make any Restricted Payments.

(e)          Dispositions. No Obligor will Dispose of any of its property, whether now owned or hereinafter acquired, nor shall TD LLC or TDI issue or sell, nor shall Holdings permit TD LLC or TDI to issue or sell, any Equity Interests of TD LLC or TDI to any Person, except:

(i)          the sale or Disposition of machinery and equipment no longer used or useful in the business of the applicable Obligor;

(ii)         the Disposition of obsolete or worn-out Property in the ordinary course of business;

(iii)        the sale of inventory in the ordinary course of business; and

(iv)          Dispositions of other property in any fiscal year of Holdings so long as (A) the purchase price paid to the Obligors for such property shall have a fair market value not exceeding $50,000 in the aggregate for all Obligors and (B) the purchase price paid to the Obligors for such property shall be paid solely in cash.

(f)          Capital Expenditures. No Obligor will make or commit to make any Capital Expenditure, except Capital Expenditures of an Obligor in the ordinary course of business not exceeding $100,000 in the aggregate for all Obligors in any fiscal year of Holdings.

Section 11.         Further Assurances. Following the date hereof, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 12.         Indemnification.

(a)          Survival. The representations and warranties contained herein and in the other Transaction Documents shall survive the execution and delivery of this Agreement, the Closing Date, each Subsequent Draw Date and the termination of this Agreement. All covenants and agreements of the parties contained herein shall survive the execution and delivery of this Agreement, the Closing Date, each Subsequent Draw Date and the termination of this Agreement indefinitely or for the period explicitly specified therein.

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(b)          Indemnification by Obligors. Each Obligor shall jointly and severally indemnify and defend the Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(i)          any inaccuracy in or breach of any of the representations or warranties of any Obligor contained in this Agreement or any other Transaction Document or in any certificate or instrument delivered by or on behalf of any Obligor pursuant to this Agreement or any other Transaction Document;

(ii)         any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Obligor pursuant to this Agreement or any other Transaction Document; or

(iii)        otherwise relating to or arising out of this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby.

(c)          Effect of Investigation. Neither the representations, warranties and covenants of the Obligors, nor the right to indemnification of any Purchaser Indemnitee making a claim under this Section 12 with respect thereto, shall be affected or deemed waived by reason of any investigation made by or on behalf of a Purchaser Indemnitee (including by any of its Representatives) or by reason of the fact that a Purchaser Indemnitee or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of a Purchaser Indemnitee's waiver of any condition set forth in Section 7.

Section 13.         Waiver, Change or Modification; Counterparts. No course of dealing between any Obligor and the Purchaser (or any Person acting on its behalf) or delay on the part of the Purchaser in exercising any rights hereunder or under the Notes shall operate as a waiver of any rights of the Purchaser, except to the extent expressly waived in writing by the Purchaser. This Note Purchase Agreement may not be changed orally, but only by an agreement in writing signed by, or on behalf of, each of the Obligors and the Purchaser. This Note Purchase Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same instrument

Section 14.         Replacement of Notes. Upon receipt of evidence reasonably satisfactory to Holdings, on behalf of the Obligors, of the loss, theft, destruction, defacing or mutilation of any Note, then in each such case the Obligors will execute and deliver a new Note of like tenor and unpaid principal amount, in lieu of such lost, stolen, destroyed, defaced or mutilated Note, and dated the date to which interest has been paid on such Note (or, if no interest has been so paid, dated the date of such Note).

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Section 15.         Payment. The Obligors will pay for the benefit of the holders of the Notes (by wire transfer of immediately available funds) to an account specified to Holdings in writing and maintained by the Purchaser all amounts (other than the final payment of principal) payable in respect of any Note or Notes without presentment or surrender of any such Note. Such account is initially designated by the Purchaser as set forth on Schedule I hereto.

Section 16.         Events of Default. Each of the following events shall constitute an “Event of Default” hereunder and under the Notes:

(a)          Payment Default. Any Obligor shall default in the payment of any amount owing hereunder, under the Notes or under any other Transaction Document when due, and the Obligors do not cure such default within five (5) Business Days after the earlier of Knowledge or notice from Purchaser of such default;

(b)          Representation and Warranty Breach. Any representation, warranty or certification made herein or in any other Transaction Document by any Obligor or any certificate furnished to the Purchaser pursuant to the provisions hereof or thereof or any information with respect to any Obligor furnished in writing by on behalf of any Obligor shall prove to have been untrue or misleading in any material respect as of the time made or furnished;

(c)          Covenant Default. The failure of any Obligor to perform, comply with or observe any term, covenant or agreement applicable to such Obligor contained in this Agreement or any other Transaction Document, and if such failure is capable of being cured, the Obligors do not cure such default within ten (10) Business Days after the earlier of Knowledge or notice from Purchaser of such failure;

(d)          Judgments. A judgment or judgments for the payment of money in excess of $100,000 in the aggregate for all Obligors shall be rendered against one or more Obligors by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within fifteen (15) days from the date of entry thereof;

(e)          Cross Default. Any Obligor shall be in default (beyond any and all applicable periods of notice and cure) under any note, indenture, loan agreement, guaranty, hedge agreement or other payment obligation in excess of $100,000 in the aggregate for all Obligors;

24

(f)          Insolvency Event. Any of the following events shall occur: (i) any Obligor shall discontinue or abandon operation of its business; (ii) any Obligor shall fail generally to, or admit in writing its inability to, pay its debts as they become due; (iii) a proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of such Obligor in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Obligor, or for any substantial part of its property, or for the winding up or liquidation of its affairs, which proceeding shall not have been timely contested and shall result in an order for relief which shall remain unstayed for a period of thirty (30) days, (iv) the commencement by any Obligor of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such Obligor’s consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Obligor, or for any substantial part of its property, or any general assignment for the benefit of creditors or (v) any Obligor shall take any company action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (i), (ii), (iii) or (iv);

(g)          Enforceability. For any reason, this Agreement or any other Transaction Document at any time shall not be in full force and effect or shall not be enforceable in accordance with its terms, or any Encumbrance granted pursuant hereto or pursuant to any other Transaction Document shall fail to be perfected and of first priority, or any Obligor shall contest the validity, enforceability, perfection or priority of any Encumbrance granted pursuant to this Agreement or pursuant to any other Transaction Document or any Obligor shall seek to disaffirm, terminate, limit or reduce its obligations hereunder or under any other Transaction Document;

(h)          Material Adverse Effect. A Material Adverse Effect shall occur;

(i)          Change in Control. A Change in Control shall have occurred;

(j)          Going Concern. Any Obligor’s audited financial statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Obligor as a “going concern” or reference of similar import;

(k)          Inability to Perform. Any Obligor shall admit in writing its inability to, or its intention not to, perform any of its obligations under this Agreement or any other Transaction Document; or

(l)          Governmental Action. Any Obligor shall become the subject of a cease and desist order of any Governmental Authority or enter into a memorandum of understanding or consent agreement with the Governmental Authority, any of which, may have, or is purportedly the result of any condition which could have, a Material Adverse Effect.

25

Section 17.         Remedies.

(a)          Upon the occurrence of an Event of Default, at the option of the Purchaser, exercised by written notice to the Obligors (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Default described in Section 16(f), the entire outstanding principal amount of the Notes and all other amounts payable hereunder and under the other Transaction Documents shall become immediately due and payable.

(b)          To the extent permitted by any applicable law, the Obligors shall jointly and severally be liable to the Purchaser for interest on any amounts owing by any Obligor hereunder or under any other Transaction Document from the date any Obligor becomes liable for such amounts until such amounts are paid in full. Interest on any sum that accrued after the related Event of Default shall be at a rate equal to eighteen percent (18%) per annum.

(c)          The Obligor shall jointly and severally be liable to the Purchaser for (i) the amount of all legal or other expenses including, without limitation, all out-of-pocket costs and expenses of the Purchaser in connection with the enforcement of this Agreement or any other Transaction Document, including without limitation, the fees and expenses of counsel in connection with or as a result of an Event of Default and (ii) any other loss, damage, cost or expense arising or resulting from the occurrence of an Event of Default.

(d)          The Purchaser shall have, in addition to any other rights specified hereunder, any rights and remedies otherwise available to it under any other Transaction Document or other agreement or applicable law, including without limitation, the rights and remedies of a secured creditor under the applicable uniform commercial code. All rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Purchaser may have.

Section 18.         Miscellaneous.

(a)          Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not, provided that no Obligor may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser. Any assignment by any Obligor without such consent required above shall be null and void.

(b)          Public Announcements. No Obligor shall issue any press release or make any other public announcement or disclosure with respect to this Agreement and the transactions contemplated herein without the prior written consent of the Purchaser, except for any press release, public announcement or other public disclosure that is required by applicable law or governmental regulations or by order of a court of competent jurisdiction. Prior to making any such required disclosure, the applicable Obligor shall have given written notice to the Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit the Purchaser to review and comment upon the form and substance of such disclosure.

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(c)          Expenses. Whether or not the transaction hereby contemplated shall be consummated, the Obligors shall jointly and severally pay all of the fees, expenses and disbursements incurred by any Obligor and, to the extent provided in the Expense Letter, the Purchaser in connection with the negotiation, execution and delivery of the Transaction Documents.

(d)          Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision that is not essential to the effectuation of the basic purposes of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

(e)          Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(f)          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(g)          Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Schedules, the statements in the body of this Agreement will control.

(h)          Notices. All notices, requests, consents and other communications and transmissions hereunder, or under or in respect of any Note, shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), upon receipt or three (3) days after being mailed by registered first-class mail, postage prepaid and return receipt requested in each case to the applicable address set forth below:

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(i)          if to the Purchaser, at PIMCO Funds: Private Account Portfolio Series: PIMCO High Yield Portfolio, c/o Pacific Investment Management Company LLC, 840 Newport Center Drive, Newport Beach, California 92660, Attn: General Counsel with a copy to Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022-4834, Attn: Loren N. Finegold;

(ii)         if to Holdings, at Attn: David E. Vautrin, 18 Goodyear – Suite 125, Irvine, CA 92618, with a copy to Jaime R. Quezon, Esq., 805 W Azeele Street, Tampa, FL 33606 ;

(iii)        if to TD LLC, at Attn: David E. Vautrin, 18 Goodyear – Suite 125, Irvine, CA 92618, with a copy to Jaime R. Quezon, Esq., 805 W Azeele Street, Tampa, FL 33606 ; and

(iv)         if to TDI, at Attn: David E. Vautrin, 18 Goodyear – Suite 125, Irvine, CA 92618, with a copy to Jaime R. Quezon, Esq., 805 W Azeele Street, Tampa, FL 33606;

or, in each case, at such other address in the United States of America as shall have been furnished in writing pursuant to this Section 14.

(i)          No Third-party Beneficiaries. Except as provided in Section 12 herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(j)          Governing Law. THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(k)          Waiver of Jury Trial. EACH OF THE OBLIGORS AND THE PURCHASER HEREBY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS NOTE PURCHASE AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

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If the foregoing correctly sets forth our understanding, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the undersigned, whereupon this letter shall become a binding contract between the Purchaser and the Obligors.

Very truly yours,

THROWDOWN INDUSTRIES
HOLDINGS, LLC

By:	/s/ David E. Vautrin
Name: David E. Vautrin
Title: CEO

THROWDOWN INDUSTRIES, LLC

By:	/s/ David E. Vautrin
Name: David E. Vautrin
Title: CEO

THROWDOWN INDUSTRIES, INC.

By:	/s/ David E. Vautrin
Name: David E. Vautrin
Title: CEO

29

The foregoing Note Purchase Agreement
is hereby accepted as of the date first
set forth above.

PIMCO FUNDS: PRIVATE ACCOUNT PORTFOLIO SERIES:
PIMCO HIGH YIELD PORTFOLIO
By: Pacific Investment Management Company LLC,
as its Investment Advisor, acting through Investors
Fiduciary Trust Company, in the Nominee Name of IFTCO

By:	/s/ T. Christian Stracke
Name:	T. Christian Stracke
Title:	Managing Director

30

EXHIBIT A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF IN CONTRAVENTION OF SECTION 5 OF SUCH ACT.

Throwdown Industries Holdings, LLC
Throwdown Industries, LLC
Throwdown Industries, INC.

$[•]

14.00% Senior Secured Fixed Rate Note due June 12, 2017

Registered	New York, New York

No. R-[•]	Dated: [__], 2014

Each of Throwdown Industries Holdings, LLC, a Delaware limited liability company (“Holdings”), Throwdown Industries, LLC, a Delaware limited liability company (“TD LLC”), and Throwdown Industries, Inc., a California corporation (“TDI” and, together with Holdings and TD LLC, each, an “Obligor” and, collectively, the “Obligors”), for value received, hereby jointly and severally promises to pay to PIMCO Funds: Private Account Portfolio Series: PIMCO High Yield Portfolio, a separate investment portfolio of PIMCO Funds, a Massachusetts business trust (the “Purchaser”), the principal sum of [XXX] MILLION DOLLARS ($[XXX,XXX,XXX]) on June 12, 2017 or such earlier date on which this Note is accelerated pursuant to the Note Purchase Agreement or subject to optional redemption by Holdings, on behalf of the Obligors, as described herein (the “Maturity Date”) (or, if such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, in immediately available funds, and to pay interest on the unpaid balance of said principal sum (as increased on account of any deferred and capitalized interest) at the rate of 14.00% per annum (computed on the basis of a 360-day year of twelve 30-day months), in like coin or currency and funds, from and including the date hereof, on the 20th day of each calendar month, commencing on July 20, 2014, and on the maturity date and each other date on which principal is due and payable (each, a “Payment Date”) until payment of such principal sum has been made or duly provided for; provided, that unless a Default or an Event of Default (each as defined in the Note Purchase Agreement) has occurred or Holdings, on behalf of the Obligors, otherwise elects in accordance with the Note Purchase Agreement, the Obligors shall pay cash interest for each Payment Date at a per annum rate of 9.00%, and the additional interest that otherwise would have been payable in cash on the applicable Payment Date shall instead be added to the outstanding principal balance of the Notes in accordance with the Note Purchase Agreement. Amounts payable on each Payment Date shall be payable to the holder in whose name this Note is registered on the applicable Payment Date.

Such interest will accrue from, and including, June 12, 2014 or the most recent Payment Date (whether or not such Payment Date was a Business Day) for which interest was paid to, but excluding, the relevant Payment Date. If any Payment Date falls on a day that is not a Business Day, the payment due on such day will be postponed to the next succeeding Business Day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

“Business Day” is any day which is not a Saturday or Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

This Note is one of a duly authorized issue of $2,500,000 aggregate principal amount of 14.00% Senior Secured Fixed Rate Notes due June 12, 2017 (the “Notes”) of the Obligors. This Note is issued pursuant to and subject to the Note Purchase Agreement, dated as of June 10, 2014 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) between the Obligors and the Purchaser, and is secured by certain collateral pledged by the Obligors pursuant to the Pledge and Security Agreement, dated as of June 10, 2014, between the Obligors and the Purchaser, as amended, supplemented or otherwise modified from time to time.

1.          Payment. Payment of principal and interest as provided herein shall be made for the benefit of the registered owner hereof on the applicable Payment Date or on the Maturity Date, as the case may be, in each case by wire transfer to the account designated in writing to Holdings by such registered owner.

2.          Redemption. Holdings, on behalf of the Obligors, may redeem the Notes, in whole or in part, at any time, at its option, at a redemption price equal to the Applicable Percentage of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of Notes to be redeemed to, but excluding, the redemption date. If less than all of the Notes are to be redeemed, the Notes shall be redeemed on a pro rata basis. The “Applicable Percentage” means (i) in the case of a redemption on or prior to June 12, 2016, 107% or (ii) in the case of a redemption after June 12, 2016, 100%.

44

Notice of any such redemption must be mailed by first-class mail or electronically delivered to the registered holder of the Notes to be redeemed no less than 30 days prior to the redemption date and shall specify the designated redemption date and the aggregate principal amount to be redeemed thereon. Notice of redemption having been given, the Notes to be so redeemed shall, on the redemption date, become due and payable at the redemption price provided for herein, and from and after such date (unless the Obligors shall default in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest.

In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed portion hereof will be issued in the name of the holder or holders hereof.

3.          Registration, Transfer, Exchange and Denominations of Notes. So long as any of the Notes remain outstanding and unpaid, the Obligors will cause to be maintained in the United States, an office or agency where the Notes may be presented for payment, transfer or exchange as provided in this Note. Such office or agency is presently located at the office of Holdings located at 18 Goodyear – Suite 125, Irvine, CA 92618, and the Obligors agree to give prompt written notice of any change in such office or agency to each holder of Notes then outstanding. The Obligors shall keep, or engage a third party registrar to keep, a register or registers in which, subject to such reasonable regulations as it may prescribe, the Obligors or such registrar, as the case may be, shall register the names and addresses of the holders of Notes in registered form and shall register the transfer of Notes in registered form as provided in this Note.

Whenever any Note or Notes shall be presented at such office or agency for exchange or registration of transfer, the Obligors shall execute and, in exchange therefor and upon cancellation thereof, shall deliver a new Note or Notes registered in such name or names and in such denominations as may be requested and in the same aggregate principal amount and dated as of the interest payment date to which interest has been paid on, or, if no interest has yet been so paid, then dated the date of, the Note or Notes so surrendered.

No transfer of any Note shall be registered unless evidenced by a written instrument of transfer duly executed by the registered owner in person or by his duly authorized attorney, and received by Holdings not less than three (3) Business Days prior to the requested transfer date or such shorter period as Holdings shall agree upon.

4.           Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York (without regard to its conflicts of law provisions other than sections 5-1401 and 5-1402 of the General Obligations Law).

5.          WAIVER OF JURY TRIAL. EACH OF THE OBLIGORS AND THE HOLDER HEREBY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

45

IN WITNESS WHEREOF, each of the Obligors has caused this Note to be duly executed in its company name.

THROWDOWN INDUSTRIES
HOLDINGS, LLC

By:
Name: David E. Vautrin
Title: CEO

THROWDOWN INDUSTRIES, LLC

By:
Name: David E. Vautrin
Title: CEO

THROWDOWN INDUSTRIES, INC.

By:
Name: David E. Vautrin
Title: CEO

Dated:

Exhibit B

Definitions

The following terms have the meanings specified or referred to in this Exhibit B:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise .

“Agreement” has the meaning set forth in the preamble.

“Applicable Percentage” has the meaning set forth in Section 2(c).

“Benefit Plan” means each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Obligor for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any Obligor or any spouse or dependent of such individual, or under which any Obligor has or may have any Liability, or with respect to which the Purchaser or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"Capital Expenditures" with respect to any Person, means the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets, software or additions to equipment (including replacements, capitalized repairs and improvements) which are required to be capitalized under GAAP on the balance sheet of such Person.

“Change in Control” means the occurrence of any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Equity Interests of Holdings entitled to vote generally in the election of directors, of thirty five percent (35%) or more, (b) Holdings shall fail or cease to own, legally or beneficially, all of any portion of the Equity Interests of TD LLC, (c) TD LLC shall fail or cease to own, legally or beneficially, all of any portion of the Equity Interests of TDI or (d) the sale, transfer, or other Disposition of all or substantially all of any Obligor’s assets.

“Closing Date” means June 12, 2014.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Pledge Agreement and all of the other property and assets that are or are required under the terms hereof or of the Pledge Agreement or any other Transaction Document to be subject to Encumbrances in favor of the Purchaser.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, loans, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Default” means any event or circumstance that with the giving of notice or passage of time or both would constitute an Event of Default.

“Dispose or Disposition” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

2

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"Equity Interests" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

3

“Event of Default” has the meaning as set forth in Section 16.

“Expense Letter” means that certain letter agreement, dated as of April 22, 2014, between Holdings and Pacific Investment Management Company LLC, as amended, supplemented or otherwise modified from time to time.

“Financial Statements” means the audited financial statements of Holdings and its consolidated subsidiaries consisting of the balance sheet as at December 31 in each of the years 2013, 2012 and 2011, the unaudited financial statements of Holdings and its consolidated subsidiaries consisting of the balance sheet as at March 31, 2014 and, in each case, the related statements of income and retained earnings, stockholders’ equity and cash flow for the years or quarter, as the case may be, then ended.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means with respect to any Person, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business) and all obligations under leases which are or should be under GAAP, recorded as capital leases, in respect of which such Person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (ii) all obligations for borrowed money or for the deferred purchase price of a property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon property (including without limitation accounts receivable and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment thereof and (iii) all other liabilities and obligations which would be classified in accordance with GAAP as liabilities of such Person on a balance sheet.

4

“Insurance Policies” means all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors’ and officers' liability, fiduciary liability and other casualty and property insurance maintained by the Obligors or their Affiliates and relating to the assets, business, operations, employees, officers and directors of any of the Obligors.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including without limitation, Obligor Intellectual Property and Licensed Intellectual Property:

(i)          trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii)         internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(iii)        original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv)         confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v)          patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“Intellectual Property Registrations” means any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction.

“Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of any Obligor, after due inquiry.

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“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means Intellectual Property that any Obligor holds exclusive or non-exclusive rights or interests granted by license from other Persons, including any Obligor.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification or pursuing other remedies hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, prospects, condition (financial or otherwise) or assets of any Obligor.

“Material Contracts” means:

(i)          all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts);

(ii)         all Contracts relating to Intellectual Property;

(iii)        each Contract of an Obligor involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by such Obligor without penalty or without more than ninety (90) days’ notice;

(iv)         all Contracts that require any Obligor to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(v)          all Contracts that provide for the indemnification by any Obligor of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(vi)         all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii)        all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which an Obligor is a party;

(viii)      all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which an Obligor is a party and which are not cancellable without material penalty or without more than 30 days’ notice;

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(ix)         except for Contracts relating to trade receivables, all Contracts relating to Indebtedness of any Obligor;

(x)          all Contracts with any Governmental Authority to which an Obligor is a party;

(xi)         all Contracts that limit or purport to limit the ability of any Obligor to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xii)        any Contracts to which an Obligor is a party that provide for any joint venture, partnership or similar arrangement by any Obligor;

(xiii)      all collective bargaining agreements or Contracts with any Union to which any Obligor is a party; and

(xiv)      any other Contract that is material to any Obligor and not previously disclosed pursuant to this definition.

“Material Customers” means each customer who has paid aggregate consideration to the Obligors collectively for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years.

“Material Suppliers” means each supplier to whom the Obligors collectively have paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) of ERISA.

“Obligor” has the meaning set forth in the preamble.

“Obligor Intellectual Property” means Intellectual Property that is owned by any Obligor.

“Payment Date” has the meaning set forth in Section 2(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 6(m).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pledge Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date, between the Obligors and Purchaser, as amended, supplemented or otherwise modified from time to time.

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“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 12(b).

“Qualified Benefit Plan” means each Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

“Real Property” means the real property owned, leased or subleased by any Obligor, together with all buildings, structures and facilities located thereon listed on Schedule IV.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any person, its affiliates and the directors, officers, employees, agents, advisors, counsel and auditors of such person and of such person’s affiliates.

“Restricted Payment” means any dividend or other distribution on issued shares or other Equity Interests of any Obligor or any payment on any Indebtedness other than the Notes.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Subsequent Draw Date” has the meaning set forth in Section 3.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Notes, the Warrant, the Expense Letter and the Pledge Agreement.

“Union” means any union, works council or labor organization.

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“Warrant” means that certain Warrant Certificate No. 1, issued on the Closing Date, by Holdings to Purchaser, and all warrants issued upon division or combination thereof, or in substitution therefor.

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